EXHIBIT 10.37

FORM OF DIRECTOR INDEMNITY AGREEMENT

This Agreement made as of                                      by and between Fiserv, Inc., a Wisconsin corporation (the “Corporation”), and                                          (the “Agent”).

WHEREAS, the Agent is currently serving as a director or officer of the Corporation and the Corporation wishes the Agent to continue in such capacity. The Agent is willing, under certain circumstances, to continue in such capacity;

WHEREAS, in addition to the indemnification to which the Agent is entitled pursuant to the Articles of Incorporation of the Corporation, and as additional consideration for the Agent’s service, the Corporation may attempt to obtain at its expense directors and officers liability insurance protecting the Agent in connection with such service, but the Corporation may not be able to obtain such insurance at a reasonable cost; and

WHEREAS, the Agent has indicated that he does not regard the indemnities available under the Corporation’s Articles of Incorporation and such possible insurance as adequate to protect him against the risks associated with his service to the Corporation. The Agent may not be willing to continue in office in the absence of further indemnity.

NOW, THEREFORE, in order to induce the Agent to continue to serve as a director or officer of the Corporation and in consideration for his continued service, the Corporation hereby agrees to indemnify the Agent as follows:

1.	The Corporation will pay on behalf of the Agent, and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any claim or claims made against him because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director or officer of the Corporation or solely because of his being a director or officer. The payments which the Corporation will be obligated to make hereunder shall include, inter alia, damages, judgments, settlements and costs, cost of investigation (excluding salaries of officers or employees of the Corporation) and costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds; provided however that the Corporation shall not be obligated to pay fines or other obligations imposed by law or otherwise which is prohibited by applicable law from paying as indemnity or for any other reason.

2.	If a claim under this Agreement is not paid by the Corporation, or on its behalf, within 180 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

3.	In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

4.	The Corporation shall not be liable under this Agreement to make any payments for damages or judgments:

(a)	with respect to which payment is actually made to the Agent under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(b)	with respect to which payment is actually made to the Agent as indemnity by reason of having given notice of any circumstances which might give rise to a claim under any policy of insurance, the terms which have expired prior to the effective date of this Agreement;

(c)	with respect to which the Agent is indemnified by the Corporation otherwise than pursuant to this Agreement;

(d)	based upon or attributable to the Agent gaining in fact any personal profit or advantage to which he was not legally entitled;

(e)	with respect to an accounting of profits made from the purchase or sale by the Agent of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

(f)	arising out of or contributed to by the dishonesty of the Agent seeking payment hereunder; however, notwithstanding the foregoing, the Agent shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the Agent shall establish that he committed (i) acts of active and deliberate dishonesty (ii) with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated.

5.	No costs, charges or expenses for which indemnity shall be sought hereunder shall be incurred without the Corporation’s consent, which consent shall not be unreasonably withheld.

6.	The Agent, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Corporation shall be directed to Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Corporate Secretary (or such other address as the Corporation shall designate in writing to the Agent); notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Agent shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Agent’s power.

7.	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.

8.	Nothing herein shall be deemed to diminish or otherwise restrict the Agent’s right to indemnification under any provision of the Articles of Incorporation or By-laws of the Corporation or under Wisconsin law.

9.	This Agreement shall be governed by and construed in accordance with Wisconsin law.

10.	This Agreement shall be binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefit of the heirs, personal representatives and estate of the Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as the day and year first written above.

FISERV, INC.	THE AGENT

By:
Name:	Signature
Title:

Print Name

ATTEST:

Signature

Print Name